Exhibit 10.9
REPLACEMENT CARRIER AGREEMENT
     This Replacement Carrier Agreement (“Agreement”) is entered into as of the 6th day of May 2005 (the “Effective Date”) by Hartford Fire Insurance Company, Hartford Casualty Insurance Company, and Twin City Fire Insurance Company (collectively “Hartford”), property and casualty insurance companies with offices at Hartford Plaza, Hartford, Connecticut, 06115 and Proformance Insurance Company, (“Proformance”) a New Jersey domestic property and casualty insurance company with offices at 4 Paragon Way, Freehold, New Jersey 07728.
WITNESSETH
     WHEREAS, the parties desire to enter into a replacement carrier agreement pursuant to which Hartford will transfer to Proformance the obligations of Hartford to offer renewals, the Renewal Rights (as defined herein) on the New Jersey Personal Business (as defined herein) as of the Nonrenewal Date (as defined herein) and Proformance will acquire the Renewal Rights in exchange for consideration and fees set forth herein; and
     WHEREAS, the parties acknowledge that they must obtain the approval of the Commissioner of Banking and Insurance of the State of New Jersey (“Commissioner”) for the transaction set forth in this Agreement;
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements set forth, the parties hereto agree as follows:
     I. Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
          A. “AARP Business” shall mean any homeowners insurance, dwelling fire insurance, or personal excess liability insurance policies which Hartford presently writes or will write in the future arising out of or relating to Hartford’s present or future direct response marketing programs or relationships with AARP Services, Inc.
          B. “Closing” shall mean the closing of the transaction contemplated by this Agreement.
          C. “Closing Date” shall mean the later of May 27, 2005 or the date on which all conditions to the obligations of the parties to close the transactions provided for in Section VI have been satisfied.
          D. “New Jersey Personal Business” shall mean any independent agency-produced policies issued by Hartford for risks located in New Jersey with respect to the following lines of business:

               1. Homeowners insurance;
               2. Dwelling fire insurance; or
               3. Personal excess liability insurance
     For the avoidance of doubt, New Jersey Personal Business does not include the AARP Business.
          E. “Nonrenewal Date” shall mean the effective date set forth in the initial notices of nonrenewal of the New Jersey Personal Business as shall be agreed by Hartford and Proformance. Hartford and Proformance acknowledge and agree that the Non-Renewal Date shall be no earlier than one-hundred and twenty (120) days after the Closing Date unless an earlier date is agreed to in writing by each of Hartford and Proformance.
          F. “Nonrenewal Period” shall mean the one-year period commencing on the Nonrenewal Date and ending on the first anniversary of the Nonrenewal Date.
          G. “Person” shall mean any individual, company, corporation, estate, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or other entity.
          H. “Qualifying Insured” shall mean any policyholder that held any policy that is part of the New Jersey Personal Business as of the Closing Date.
          I. “Renewal Rights” shall mean Hartford’s right and obligation to solicit and issue renewals of the New Jersey Personal Business.
          J. “Prior Business” shall mean the New Jersey Personal Business issued prior to the Nonrenewal Date and all endorsements issued on such business prior to and during the Nonrenewal Period.
          K. “Renewed Business” shall mean the New Jersey Personal Business policies renewed or required to be renewed by Proformance under this Agreement or any other New Jersey homeowners, dwelling fire or personal umbrella excess liability insurance policies issued by Proformance to a Qualifying Insured. For the purpose of this Agreement policies renewed or issued by Proformance shall include, without limitation, any policies that are issued or renewed by:
               (1) Proformance
               (2) Any of Proformance’s affiliates; or
               (3) Any other Person that has directly or indirectly acquired Proformance’s right, title or interest in or to the Renewed Business.

L. “Policywriting Information” shall mean copies of (1) the declarations pages for any policies that will be non-renewed and (2) Hartford’s policy inquiry sheets which contain information used by Hartford to underwrite and price a policy, including named insured, address, coverage limits, deductible amount, specific policy endorsements and other rating information.
II. Sale, Purchase and Renewal of the New Jersey Personal Business. Upon the terms and conditions of this Agreement, Hartford shall sell, assign, transfer, convey and deliver the Renewal Rights to Proformance, and Proformance shall purchase, acquire, accept, assume and take assignment and delivery of the Renewal Rights from Hartford.
          A. On the Closing Date, Hartford shall cease issuing new New Jersey Personal Business policies but shall continue to renew in-force New Jersey Personal Business until the Non-Renewal Date. Furthermore, after the Closing Date and during the Nonrenewal Period, Hartford shall continue to issue endorsements in the ordinary course on the New Jersey Personal Business until such business has been non-renewed.
          B. On or after the Closing Date, on behalf of Hartford, Proformance shall mail to each New Jersey Personal Business policyholder written notices of nonrenewal produced by Hartford, along with a Proformance policy that would offer the New Jersey Personal Business policyholders a guaranteed option to renew substantially similar replacement coverage with Proformance using substantially similar policy forms, rates and rules as those provided by Hartford. Such notices shall be sent at least thirty (30) days but no more than ninety (90) days before renewal of a New Jersey Personal Business policy. The Commissioner and both parties shall approve the form of all of such notices prior to mailing.
          C. On or after the Closing Date, Hartford shall mail to each agent with New Jersey Personal Business policies with Hartford written notices that:
               1. Hartford is withdrawing from the New Jersey Personal Lines Business.
               2. Hartford shall continue to write other lines of business in New Jersey.
               3. Proformance shall offer a replacement policy for each New Jersey Personal Business policy.
     The Commissioner and both parties shall approve the form of all of such notices prior to mailing.
          D. Hartford shall retain all rights, debts, liabilities, and obligations related to the Prior Business, including, but not limited to, all premium, unpaid claims (whether reported or unreported) and all unearned premium reserves.

          E. Proformance shall be solely responsible for all rights, debts, liabilities, and obligations related to the Renewed Business, including the payment of renewal commissions to producers, and the issuance of renewal policies to New Jersey Personal Business policyholders.
III. Obligations of the Parties
          A. Payments by Proformance. Upon the terms and subject to the conditions of this Agreement in consideration for the Renewal Rights, Proformance shall pay to Hartford the following consideration at the specified times, with all payments to be made by wire transfer of immediately available funds:
               1. $150,000 at the Closing; and
               2. A one-time payment equal to 5% of the written premium of the Renewed Business (the “Payment”). Proformance shall make the Payment within forty-five (45) days of the end of the Nonrenewal Period and the actual date upon which Proformance makes the Payment in full to Hartford shall be referred to as the Payment Date.
          B. Proformance and Hartford shall
               1. Cooperate fully with each other in the joint development of notices to affected policyholders and agents of Hartford as described in Section II of this Agreement.
               2. Each use their commercially reasonable efforts to obtain the Commissioner’s approval.
          C. Proformance shall offer limited agency agreements to all active independent Hartford agents that write New Jersey Personal Business which agreement will permit these agents the continuation of ownership of the policy renewals of the New Jersey Personal Business, by the agent of record.
          D. Hartford shall provide to Proformance:
               1. By June 1, 2005 a list of Hartford’s then active independent agents that serve as agents for any New Jersey Personal Business, the status of each such agent, applicable commission rates and, to the best of Hartford’s knowledge, the street address of the agent; and
               2. Seventy-five (75) days prior to the first day of each month during the Nonrenewal Period, Policywriting Information on all policies that will be nonrenewed that month. In addition, Hartford shall notify Proformance within twenty (20) days of any endorsement or cancellation activity that occurs after Policywriting Information is provided.
          E. Non-Solicitation For two (2) years after the Non-Renewal Date Hartford shall not, directly or indirectly, solicit or aid others in the solicitation of New Jersey Personal

Business policies, provided, however, that this provision shall not prevent Hartford from making general solicitations not specifically directed at New Jersey Personal Business policyholders where the solicitation by its nature cannot be conducted or distributed so as to exclude New Jersey Personal Business policyholders, including without limitation, general solicitations on the internet, television or in magazines and newspapers. The parties acknowledge that Hartford and its agents and employees have other marketing relationships and employ other marketing distribution systems through which New Jersey Personal Business policyholders may be indirectly solicited. Accordingly, Proformance agrees and acknowledges that Hartford and its agents and employees shall have no liability for such solicitations and any such solicitations or policies of insurance sold to through such other means shall not violate the terms of this Agreement.
     IV. Closing. Upon the terms and subject to the conditions set forth in this Agreement, the Closing shall take place at the offices of Hartford (or at such other place as the parties may mutually agree) on the Closing Date. The Closing Date may be changed by mutual agreement of the parties.
     V. Representations and Warranties
          A. Hartford’s Representations With Respect to the New Jersey Personal Business.
     To the best of its knowledge and in its best estimate, Hartford asserts the following with respect to the New Jersey Personal Business:
               1. As of March 31, 2005, the homeowner’s insurance portion of the New Jersey Personal Business is comprised of approximately 7,963 homes. The Accident Year 2004 loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 35.9%.
               2. As of March 31, 2005, the dwelling fire insurance portion of the New Jersey Personal Business is comprised of approximately 837 homes. The Accident Year 2004 loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 24.1%.
               3. As of December 31, 2004, there are approximately 250 personal excess liability insurance polices in the New Jersey Personal Business. The Accident Year 2004 loss ratio (excluding Allocated Loss Adjustment Expense) is approximately 0.00%
          B. Further Warranties and Representation of Hartford.
     Hartford represents and warrants to Proformance, knowing and intending that Proformance is relying hereon in entering into the transactions contemplated herein, as follows:
               1. Due Organization; Good Standing. Hartford is duly organized, validly existing and in good standing under the laws of its state of domicile and New Jersey except where failure to so qualify and be in good standing would not have a material adverse effect on the New Jersey Personal Business. Hartford has the corporate power and authority and possesses all governmental and other permits, licenses and other authorizations necessary to write the New Jersey Personal Business policies and to carry on the New Jersey Personal Business as now conducted, except such permits, licenses and other authorizations the failure of which to possess would not have a material adverse effect on New Jersey Personal Business.
               2. Corporate Authorization. Hartford has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate actions on the part of Hartford.
               3. No Violations or Breach. Except for the consent described in Section V(B)(4) below, to its knowledge, the execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any of the terms and provisions of any agreement, mortgage, lease, bond, note, debenture, guaranty, deed of trust or other agreement, instrument or arrangement to which Hartford is a party or by which its property is bound, or its certificates of incorporation, by-laws or other governing documents, or any law, administrative regulation or any order of any court or governmental agency or authority entered in any proceeding to which Hartford is a party or by which its property is bound, except for those conflicts or breaches which may have been waived or which would not result in a material adverse effect on the New Jersey Personal Business.
               4. Consents. Neither Hartford’s execution and delivery of this Agreement nor Hartford’s consummation of the transactions contemplated herein requires any governmental consent, permit, authorization or approval, or registration, filing or declaration with any governmental authority, except the approval of the Commissioner.
               5. Good Title. Hartford has, and on the Closing Date will have, the right, subject to the ownership rights of the independent agents in the policy expirations, to consummate the transactions contemplated by this Agreement.
               6. Compliance with Law, Suits and Proceedings. There are no violations, citations, fines, injunctions or penalties have been asserted against or imposed on Hartford, its properties or assets or with respect to the conduct of its businesses under any federal, state or local law and none, to its knowledge, has been threatened except for those violations, citations, fines, injunctions or penalties which would not reasonably be expected to have a material adverse effect on the New Jersey Personal Business. There is no action, proceeding, investigation or inquiry pending or, to its knowledge, threatened against or affecting Hartford, its properties or assets or the conduct of its businesses, except for those actions, proceedings, investigations or inquiries which would not reasonably be expected to have a material adverse effect on the New Jersey Personal Business.
               7. Enforceability. Assuming this Agreement constitutes the valid and binding agreement of Proformance, this Agreement constitutes the legal, valid and binding obligation of Hartford enforceable against Hartford in accordance with its terms subject to the qualification that enforceability may be limited by:
                    (a) Bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally; and
                    (b) General principles of equity.
               8. No Other Representations or Warranties. Hartford acknowledges and agrees that except for the representations and warranties of Proformance contained in this Agreement, Proformance, nor any other Person acting for it, is making or has made any other representation or warranty, express or implied, in connection with this Agreement, or any aspect of the transaction contemplated by this Agreement.
          C. Representations and Warranties of Proformance
     Proformance represents and warrants to Hartford, knowing and intending that Hartford is relying hereon in entering into the transactions contemplated herein, as follows:
               1. Due Organization; Good Standing. Proformance is a corporation duly organized and validly existing and in good standing under the laws of New Jersey. Proformance has the power and authority and possesses all governmental and other permits, licenses and other authorizations necessary to transact homeowners, dwelling fire and personal excess liability insurance in the State of New Jersey and to carry on its business and operations as now conducted.
               2. Corporate Authorization. Proformance has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby have been authorized by all necessary action on the part of Proformance.
               3. No Violations or Breach. Except for the consent described in Section V(C)(4) to their knowledge, the execution and delivery of the Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach of any of the terms and provisions of any agreement, mortgage, lease, bond, note, debenture, guaranty, deed of trust or other agreement, instrument or arrangement to which Proformance is a party or by which its property is bound, or any law, administrative regulation, or any order of any court or governmental agency or authority entered in any proceeding to which Proformance is a party or by which its property is bound, except for those conflicts or breaches which may have been waived or which do not result in a material adverse effect on Proformance.
               4. Consents. Neither Proformance’s execution and delivery of the Agreement nor Proformance’s consummation of the transactions contemplated herein requires any governmental consent, permit, authorization or approval, or registration, filing or declaration with any governmental authority, except the approval of the Commissioner.
               5. Compliance with Law; Suits and Proceedings. No violations, citations, fines, injunctions or penalties have been asserted against or imposed on Proformance, its properties or assets or with respect to the conduct of its business under any federal, state or local law and none, to its knowledge, have been threatened except for those violations, citations, fines, injunctions or penalties which would not have a material adverse effect on Proformance. There is no action, proceeding, investigation or inquiry pending or, to its knowledge, threatened against or affecting Proformance , its properties or assets or the conduct of its business, except for those actions, proceedings, investigations or inquiries which would not have a material adverse effect on Proformance.
               6. Enforceability. Assuming this Agreement constitutes the valid and binding agreement of Hartford, the Agreement constitute legal, valid and binding obligation of Proformance enforceable against Proformance in accordance with its terms subject to the qualification that enforceability may be limited by:
                    (a) Bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws of general applicability relating to or affecting creditors’ rights generally; and
                    (b) General principles of equity.
               7.  No Guaranteed Renewals. Proformance acknowledges and agrees that:
                    (a) Hartford nor any of its affiliates has the power or ability to require any insured or any broker or agent to renew the New Jersey Personal Business or any insurance coverage provided thereunder, upon expiration or otherwise; and
                    (b) Neither Hartford nor any other Person has made any representation or warranty or any other promise about the amount, if any, of the New Jersey Personal Business that Proformance will be able to renew.
               8. Taxes. Proformance has filed all Tax Returns and paid all Taxes shown thereon to be due, if any, that are required to have been filed on or before the Closing Date with appropriate federal, state, foreign, county and local governmental agencies or instrumentalities, except where the failure to do so would not have a material adverse effect. As of the date hereof, there are not pending or, to the best knowledge of Proformance, threatened any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. As used in this Agreement (a.) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state and local income, profits, franchise, gross receipts, environmental, custom duty, capital stock, severances, stamp, payroll, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (b.) the term “Tax Return” includes all returns and reports required to be supplied to a Tax authority relating to

Taxes.
               9. No Other Representations or Warranties. Proformance acknowledges and agrees that except for the representations and warranties of Hartford contained in this Agreement, neither Hartford, nor any other Person acting for Hartford have made any other representation or warranty, express or implied, in connection with this Agreement or any aspect of the transaction contemplated by this Agreement, including any representation or warranty with respect to the information or projections delivered to the Proformance.
     VI. Conditions Precedent to Obligations.
          A. Conditions Precedent to Obligations of All Parties: The respective obligations of the parties under this Agreement, including, without limitation, a party’s obligation to close the transaction contemplated by this Agreement, are subject to the satisfaction or waiver by all parties on or prior to the Closing Date of the following conditions set forth in Sections (VI)(A)(1) and (VI)(A)(2):
               1. No Injunctions or Restraints. No preliminary or permanent injunction or order shall be in effect that prevents or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the party invoking this condition shall have used all reasonable efforts to have any such injunction or order vacated.
               2. Approval of the Commissioner. The parties shall have obtained the approval of the Commissioner.
          B. Conditions Precedent to Obligations of Hartford. The obligations of Hartford under this Agreement, including, without limitation, its obligation to close the transaction contemplated by this Agreement, are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
               1. Withdrawal. The Commissioner shall have granted a waiver to Hartford pursuant to N.J.A.C. 11:2-29.3(a) obviating the requirement that Hartford file a formal plan of withdrawal from the home, dwelling fire and personal excess liability insurance business in New Jersey in accordance with N.J.A.C. 11:2-29.4.
               2. Requirements Imposed by the Commissioner. Any terms and conditions that may be imposed on the transactions contemplated by this Agreement by the Commissioner shall be acceptable to Hartford in its sole discretion. The approval of the Commissioner shall, among other things, permit Hartford to:
                    (a) Cease issuing new and renewal independent agent-produced New Jersey Personal Business policies;
                    (b) Commence issuance of notices of nonrenewal as of the Nonrenewal Date on terms acceptable to Hartford; and

                    (C) Withdraw its rates, rules, and forms for such business.
               3. Representations and Warranties. The representations and warranties of Proformance set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.
               4. Performance of Obligations. Proformance shall have performed in all material respects all obligations required to be performed under this Agreement on or prior to the Closing Date.
               5. There shall be no conditions imposed on Hartford pertaining to:
                    (a) Any continuing financial obligation with regard to the Renewed Business for coverage on any New Jersey Personal Business policy during the time commencing on and following the first policy period for which Proformance assumes coverage on the risk;
                    (b) Hartford’s offering or renewing the AARP Business.
                    (c) Hartford’s ability to write or continue to write all other lines of insurance in New Jersey for which it is currently licensed other than policies that would qualify as New Jersey Personal Business.
               6. Proformance:
                    (a) Shall have a financial strength rating by A.M. Best Co. (“Best”) of “B (Fair)” or better; and
                    (b) Shall not be under review by Best nor have a Best’s rating outlook of “negative.”
          C. Conditions Precedent to Obligations of Proformance. The obligations of Proformance under this Agreement, including, without limitation, their obligation to close the transaction contemplated by this Agreement, are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
               1. Requirements Imposed by the Commissioner. Any terms and conditions that may be imposed on the transactions contemplated by this Agreement by the Commissioner shall be acceptable to Proformance in its sole discretion.
               2. Representations and Warranties. The representations and warranties of Hartford set forth in this Agreement shall be true and correct in all material respects as of the Closing Date.
               3. Performance of Obligations. Hartford shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date.
     VII. Termination.
          A. Termination of Agreement Prior to Closing. This Agreement may be terminated at any time prior to Closing:
               1. By Hartford (provided that Hartford is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there has been a material inaccuracy or a material breach on the part of Proformance of any representation, warranty, covenant, obligation or other provision of this Agreement which cannot be or has not been cured within ten (10) days after written notice by Hartford to Proformance, of such breach, and such breach, individually or in the aggregate with other such breaches, would cause a condition of such terminating party’s obligations under Section VI(B) of this Agreement to be incapable of being satisfied; or
               2. By Proformance (provided that Proformance is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there has been a material inaccuracy or a material breach on the part of Hartford of any representation, warranty, covenant, obligation or other provision of this Agreement which cannot be or has not been cured within ten (10) days after written notice by Proformance to Hartford, of such breach, and such breach, individually or in the aggregate with other such breaches, would cause a condition of such terminating party’s obligations under Section VI(C) of this Agreement to be incapable of being satisfied; or
               3. By mutual written consent of the parties; or
               4. By any party in writing, if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before July 1, 2005 or such later date as the parties may agree upon in writing.
          B. Effect of Termination. Each party’s right of termination under Section VII(A) above is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section VII(A) above, all further obligations of the parties under this Agreement shall terminate, except for:
               1. The obligations under Section IX; and
               2. Rights and obligations arising from any breach of this Agreement prior to such termination.
     VIII. Survival of Representations and Warranties; Indemnification.

          A. Survival of Representations and Warranties. All representations and warranties made by the parties under this Agreement shall survive the Closing until three (3) months after the first anniversary of the Nonrenewal Date. The covenants and agreements contained in this Agreement, to the extent that the foregoing by their express terms are to have effect or be performed after Closing, shall survive Closing in accordance with their terms.
          B. Indemnification Obligations of Hartford. Subject to the terms and conditions of this Section VIII, Hartford shall indemnify and hold Proformance harmless against any and all damages, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees) (collectively “Damages”), incurred or suffered by Proformance resulting from or relating to:
               1. Any material misrepresentation or material breach of any warranty of Hartford contained in this Agreement;
               2. Any material breach of any covenant of Hartford contained in this Agreement;
               3. The Prior Business; or
               4. Any and all actions, suits, demands, assessments, or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.
          Provided, however, that the maximum amount for which Hartford shall be liable in the aggregate under this Section VIII(B) shall not exceed seven hundred and fifty thousand dollars ($750,000) (“Hartford’s Indemnification Cap”). Notwithstanding the foregoing, the Hartford’s Indemnification Cap shall not apply to the indemnity provided under Section VIII (B) (3).
          C. Indemnification Obligations of Proformance. Subject to the terms and conditions of this Section VIII(C), Proformance shall indemnify and hold Hartford harmless against any Damages incurred or suffered by Hartford resulting from or relating to:
               1. Any material misrepresentation or material breach of any warranty of Proformance contained in this Agreement;
               2. Any material breach of any covenant of Proformance contained in this Agreement;
               3. The Renewed Business; or
               4. Any and all actions, suits, demands, assessments, or judgments with respect to any claim arising out of or relating to the subject matter of the indemnification.

          Provided, however, that maximum amount for which Proformance shall be liable in the aggregate under this Section VIII(C) shall not exceed seven hundred and fifty thousand dollars ($750,000) (“Proformance’s Indemnification Cap”). Notwithstanding the foregoing, Proformance’s Indemnification Cap shall not apply to the indemnity provided under Section VIII(C) (3).
          D. Procedures for Indemnification Claims.
               1. The party seeking indemnification under Section VIII (the “Indemnified Party”) shall give prompt notice (in accordance with Section IX(D)) to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under Section VIII (the “Claims”). Such notice referred to in the preceding sentence shall state the relevant facts and include therewith relevant documents and a statement in reasonable detail as to the basis for the indemnification sought. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any Indemnifying Party from any liability which it may have to such Indemnified Party with respect to any Claims made pursuant to this Section VIII, except to the extent such failure shall actually prejudice an Indemnifying Party.
               2. Upon receipt of notice from the Indemnified Party pursuant to Section IX(D), the Indemnifying Party will have the right to, subject to the provisions of Section VIII(D)(3), assume the defense and control of such Claims. In the event the Indemnifying Party assumes the defense of a Claim, the Indemnified Party shall have the right but not the obligation to participate in the defense of such Third Party Claim with their own counsel and at their own expense (except as provided in VIII(D)(3)) and the Indemnifying Party will cooperate with the Indemnified Party. Any election by an Indemnifying Party not to assume the defense of a Claim must be received by the Indemnified Party reasonably promptly following its receipt of the Indemnified Party’s notice delivered pursuant to Section IX(D). If the Indemnifying Party elects to assume the defense of a Claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party; shall take all steps necessary in the defense or settlement of such Claims; and shall at all times diligently and promptly pursue the resolution of such Claims. The Indemnified Party shall, and shall cause each of their affiliates and representatives to, cooperate fully with the Indemnifying Party in the defense of any Claim defended by the Indemnifying Party.
               3. The Indemnifying Party shall not be liable for any settlement of a Claim effected without its consent (such consent not to be unreasonably withheld). No Indemnifying Party shall, without the written consent of the Indemnified Party (such consent not to be unreasonably withheld), effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Party is a party and indemnification is being sought hereunder by such Indemnified Party, unless such settlement:
                    (a) Includes an unconditional release of such Indemnified Party, in form and substance reasonably satisfactory to such Indemnified Party, from all liability on claims that are the subject matter of such settlement; and

                    (b) Does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.
               4. All indemnification payments payable hereunder shall be reduced by the amount of insurance proceeds received by, or any tax benefits inuring to the benefit of, the Indemnified Party as a result of the loss for which the Indemnified Party is seeking reimbursement.
               5. Without prejudice to the rights of the parties under this Section VIII, the parties hereto expressly acknowledge that the provisions of this Section VIII shall be the sole and exclusive remedy with respect to any Damages arising from the matters described in Section VIII of this Agreement or any other provisions hereof.
     IX. Miscellaneous.
          A. Assurance of Further Action. From time to time after Closing, each party, at its own reasonable expense, shall execute and deliver, or cause to be executed and delivered, to the other parties such further documents that may be reasonably necessary and take such other reasonably appropriate action as the other parties may reasonably request in order to more effectively consummate the transactions contemplated hereby.
          B. Access, Information, and Documents. Until forty-five (45) days after the Payment Date, during reasonable hours:
               1. Hartford shall make available to each of Proformance or afford to them and their agents and representatives (including, but not limited to, accountants, lawyers, and appraisers) reasonable access, during normal working hours to all of the books, records and other documents of Hartford and its affiliates relating to the New Jersey Personal Business; and
               2. Proformance shall make available to Hartford or afford to them and their agents and representatives (including, but not limited to, accountants, lawyers, and appraisers) reasonable access, during normal working hours to all books, records and other documents of Proformance and their respective affiliates relating to the Renewed Business, including, without limitation all such information as reasonably necessary for Hartford to audit the calculation of the Payment. Additionally, on or prior to the Payment Date Proformance shall prepare and deliver to Hartford a calculation of the Payment, together with work papers in reasonable detail setting forth the calculation of the Payment.
          C. Amendment. The parties hereto may by written agreement signed by each of the parties hereto amend, supplement or modify this Agreement or any provision of this Agreement.
          D. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission

(with immediate confirmation thereafter) or sent by certified, registered or express mail, postage prepaid, or by a nationally recognized overnight courier service, marked for overnight delivery. Any such notice shall be deemed given when so received and shall be addressed:

If to Hartford:	Hartford Fire Insurance Company Hartford Plaza Hartford, Connecticut 06115 Attn: VP — Strategic Business Development

With a Copy to:	Hartford Fire Insurance Company Hartford Plaza Hartford, Connecticut 06115 Attn: Director of Corporate Law

If to Proformance:	The Proformance Insurance Company 4 Paragon Way Freehold, New Jersey 07728 Attn: James V. Gorman, CEO Fax No. 732-761-0243
          E. Confidentiality. The parties agree to hold in confidence all confidential data and information acquired from one another, as well as the terms and conditions of this agreement, in accordance with the terms and conditions of the August 24, 2004 Confidentiality and Nondisclosure Agreement between Hartford Fire Insurance Company and Proformance (the “NDA”). The NDA shall be incorporated by reference into this Agreement in its entirety except that the parties agree that “Company” as defined in the NDA shall be deemed to include Hartford, Hartford Casualty Insurance Company and Twin City Insurance Company. The parties, however, agree that this Agreement may be provided to the Commissioner in connection with obtaining the approval of the transaction set forth in this Agreement.
          F. Public Announcements. The Parties, and their respective affiliates, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public announcement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public announcement without the advance written approval of the other parties following such consultation (such approval not to be unreasonably withheld or delayed), except as may, in the opinion of counsel to such party, be required by law or by the requirements of the Securities and Exchange Commission or any other regulatory authority or any securities exchange.
          G. Entire Agreement. This Agreement, including and the NDA supersede all prior agreements among the parties with respect to its subject matter.
          H. Rights Under this Agreement: Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but it shall not be assignable by any party without prior written consent of the other parties, which may be withheld in a party’s sole discretion. Any purported transfer or non-conforming assignment in violation of this provision shall be void and invalid. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.
          I. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to conflicts-of-law principles. The parties agree that any dispute regarding this Agreement shall be submitted to the state or federal courts located in Mercer County, New Jersey.
          J. Interpretation.
     1. The Section headings and table of contents contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “herein” and “hereunder” and words of similar nature when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. References to a Person are also to its successors and permitted assigns.
     2. The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
          K. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties to this Agreement and delivered to the other parties hereto. Each party hereto is entitled to rely on a facsimile signature of the other parties as an original.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PROFORMANCE INSURANCE COMPANY

By: /s/ James V. Gorman

Name: James V. Gorman Title: Chief Executive Officer

HARTFORD FIRE INSURANCE COMPANY
By:	/s/ Daniel T. Kelly
	Name:	Daniel T. Kelly
	Title:	Assistant Vice President

HARTFORD CASUALTY INSURANCE COMPANY
By:	/s/ Daniel T. Kelly
	Name:	Daniel T. Kelly
	Title:	Assistant Vice President

TWIN CITY FIRE INSURANCE COMPANY
By:	/s/ Daniel T. Kelly
	Name:	Daniel T. Kelly
	Title:	Assistant Vice President